Exhibit (d)(1)(ii)

AMENDMENT 2 TO THE

2nd VOTE FUNDS
INVESTMENT ADVISORY AGREEMENT

with

2nd VOTE ADVISERS, LLC

This AMENDMENT No. 2, dated as of [June XX, 2022], to the Investment Advisory Agreement, dated as of November 3, 2020 (the “Agreement”), by and between 2nd VOTE FUNDS (“Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and 2nd VOTE ADVISERS, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reflect the determination to add the newly-created 2VA Shareholders First ETF, as set forth on Schedule A to the Agreement; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties, provided such change is approved by Board of the Trust;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of adding the 2VA Shareholders First ETF, to be effective at the time the 2VA Shareholders First ETF commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

2nd VOTE FUNDS On behalf of each series listed on Amended Schedule A

By:	/s/ Daniel Grant
Name:	Daniel Grant
Title:	President and Chairman of the Board of Trustees

2nd VOTE ADVISERS, LLC

By:	/s/ Daniel Grant
Name:	Daniel Grant
Title:	Chief Executive Officer and Chief Compliance Officer

Amended Schedule A to the

2nd VOTE FUNDS

INVESTMENT ADVISORY AGREEMENT

with

2nd VOTE ADVISERS, LLC

The Funds will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets under management (“AUM”) of each respective Fund in accordance with the following fee schedule:

Fund	Rate
2ndVote Life Neutral Plus ETF	0.75%
2ndVote Society Defended ETF	0.75%
2VA American Freedoms ETF	0.75%
2VA Shareholders First ETF	0.45%